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                                                                    EXHIBIT 15.1

December 5, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our reports dated April 23, 2001, July 26, 2001 and October 30, 2001 on our reviews of interim financial information of Cabot Oil & Gas Corporation (the "Company") as of and for the three month period ended March 31, 2001, the three and six month periods ended June 30, 2001, and the three and nine month periods ended September 30, 2001 and included in the Company's quarterly report on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, respectively, are incorporated by reference in its Registration Statement dated December 5, 2001.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP